Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2012

MELVILLE, N.Y., November 13, 2012 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2012. P&F Industries, Inc. is reporting revenue of $17,622,000 and $47,180,000, respectively, for the three and nine-month periods ended September 30, 2012, compared to $15,050,000 and $42,667,000, respectively, for the same periods in 2011. For the three and nine-month periods ended September 30, 2012, the Company is reporting income from continuing operations before income taxes of $1,254,000 and $2,831,000, respectively, compared to $618,000 and $1,925,000, respectively, for the same periods in 2011. The Company is also reporting after-tax income from continuing operations of $3,556,000 and $5,083,000, respectively, for the three and nine-month periods ended September 30, 2012, compared to after-tax income from continuing operations of $561,000 and $1,868,000, respectively, for the same periods in 2011. Included in such three and nine-month periods in 2012 was a $2,342,000 reduction in a valuation allowance on certain deferred tax assets, which resulted in a tax benefit to the Company, and as a result, increased its after-tax income from continuing operations by such amount.

The Company reported basic and diluted earnings per common share of:

	For the three-month period ended September 30		For the nine-month period ended September 30
	2012	2011	2012	2011

Basic earnings per common share
Continuing operations	$0.97	$0.16	$1.40	$0.52
Discontinued operations	0.01	0.18	---	0.17
Net earnings per common share	$0.98	$0.34	$1.40	$0.69

Diluted earnings per common share
Continuing operations	$0.94	$0.15	$1.36	$0.51
Discontinued operations	0.01	0.18	---	0.17
Net earnings per common share	$0.95	$0.33	$1.36	$0.68

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am extremely pleased to report that during the third quarter we have been able to maintain the positive momentum achieved during the first six months of 2012. Despite a generally weak economic environment in the United States, we were able to generate income from continuing operations before taxes of $1,254,000, which is more than double the amount of $618,000 in the same period last year. Our management teams throughout our subsidiaries remain focused on successfully expanding their market presence, as well as increasing profit without sacrificing quality or customer service.”

An analysis of the Company’s revenue for the three and nine-month periods ended September 30, 2012 and 2011 follows:

	Three months ended September 30,
	2012	2011	Variance	Variance
Tools			$	%
Florida Pneumatic	$9,264,000	$7,172,000	$2,092,000	29.2%
Hy-Tech	4,063,000	4,010,000	53,000	1.3
Tools Total	13,327,000	11,182,000	2,145,000	19.2

Hardware
Hardware Total	4,295,000	3,868,000	427,000	11.0

Consolidated	$17,622,000	$15,050,000	$2,572,000	17.1%

	Nine months ended September 30,
	2012	2011	Variance	Variance
			$	%
Tools
Florida Pneumatic	$20,087,000	$17,863,000	$2,224,000	12.5%
Hy-Tech	12,585,000	12,498,000	87,000	0.7
Tools Total	32,672,000	30,361,000	2,311,000	7.6

Hardware
Hardware Total	14,508,000	12,306,000	2,202,000	17.9

Consolidated	$47,180,000	$42,667,000	$4,513,000	10.6%

An analysis of Florida Pneumatic’s revenue for the three and nine- month periods ended September 30, 2012 and 2011 is as follows:

	Three months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$6,465,000	69.8%	$4,417,000	61.6%	$2,048,000	46.4%
Industrial/catalog	2,094,000	22.6	1,885,000	26.3	209,000	11.1
Automotive	260,000	2.8	336,000	4.7	(76,000)	(22.6)
Other	445,000	4.8	534,000	7.4	(89,000)	(16.7)
Total	$9,264,000	100.0%	$7,172,000	100.0%	$2,092,000	29.2%

	Nine months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$11,520,000	57.4%	$10,108,000	56.6%	$1,412,000	14.0%
Industrial/catalog	6,059,000	30.1	5,173,000	29.0	886,000	17.1
Automotive	838,000	4.2	922,000	5.2	(84,000)	(9.1)
Other	1,670,000	8.3	1,660,000	9.2	10,000	0.6
Total	$20,087,000	100.0%	$17,863,000	100.0%	$2,224,000	12.5%

During the third quarter of 2012, Florida Pneumatic had sales of $1,336,000 to a second retail customer. As of September 30, 2012, the Company had open purchase orders aggregating approximately $5.3 million for inventory to support potential sales to this new retail customer. The Company believes that should this customer not purchase this inventory, it could sell this merchandise to other customers without incurring unreasonable costs to convert this inventory. Additionally, during the three-month period ended September 30, 2012, revenue from its other retail customer improved $712,000, when compared to the same three-month period in 2011. This net increase is due primarily to greater sales of pneumatic tool accessories, specialty and promotional items, as well as its basic products. Florida Pneumatic continued its growth in the higher gross margin industrial/catalog sector. As a result, it increased revenue within this sector by $209,000. Partially offsetting the improvements described above, during the third quarter of 2012 Florida Pneumatic’s Other revenue, which includes revenue from its Berkley, air filters and OEM lines, in the aggregate, decreased when compared to the third quarter of 2011, due primarily to a change in business strategy at one of its customers. Further, third quarter 2012 Automotive product revenue compared to revenue in the same period a year ago declined, due primarily to sluggishness in the European automobile aftermarket.

The most significant factor contributing to the increase in nine-month revenue at Florida Pneumatic is the sales of $1,336,000 during the third quarter of 2012 to a second retail customer. Additionally, Industrial/catalog revenue during the first nine months of 2012 improved $886,000 over the same period in 2011, due in large part to Florida Pneumatic’s on-going expansion of its marketing efforts as well as the release of new products in the industrial/catalog sector. However, when comparing the first nine months of 2012 and 2011, revenue from its Automotive product line decreased primarily due to sluggishness in the European automobile aftermarket.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market. Hy-Tech creates quality replacement parts for pneumatic tools, markets its own value/added line of air tools, and distributes a complementary line of sockets (“ATP”). Additionally, Hy-Tech also manufactures and markets a line of products that primarily focus on mining, construction and industrial manufacturing markets (“Hy-Tech Machine”).

An analysis of Hy-Tech’s revenue for the three and nine-month periods ended September 30, 2012 and 2011 is as follows:

	Three months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,709,000	66.7%	$2,790,000	69.6%	$(81,000)	(2.9)%
Hy-Tech Machine	433,000	10.7	514,000	12.8	(81,000)	(15.8)
Major customer	871,000	21.4	634,000	15.8	237,000	37.4
Other	50,000	1.2	72,000	1.8	(22,000)	(30.6)
Total	$4,063,000	100.0%	$4,010,000	100.0%	$53,000	1.3%

	Nine months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$8,248,000	65.5%	$8,605,000	68.8%	$(357,000)	(4.1)%
Hy-Tech Machine	1,267,000	10.1	1,474,000	11.8	(207,000)	(14.0)
Major customer	2,773,000	22.0	2,172,000	17.4	601,000	27.7
Other	297,000	2.4	247,000	2.0	50,000	20.2
Total	$12,585,000	100.0%	$12,498,000	100.0%	$87,000	0.7%

Hy-Tech revenue from its major customer improved during the third quarter of 2012 compared to the same period in the prior year, as this customer continues to experience higher demand of product this year compared to the same period in 2011. Reductions in revenue from its Hy-Tech Machine, ATP and Other product lines partially offset this increase.

As the result of higher demand from its major customer, revenue from Hy-Tech’s major customer improved $601,000 when comparing the nine-month period ended September 30, 2012 to the same period in the prior year. The decline in ATP revenue was due in part to a large order for sockets in 2011, which did not repeat in 2012. The decline in Hy-Tech Machine revenue is due in large part to the decision to allocate labor and overhead to the manufacturing for and servicing of its major customer.

An analysis of Nationwide’s revenue for the three and nine-month periods ended September 30, 2012 and 2011 is as follows:

	Three months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$3,005,000	70.0%	$2,545,000	65.8%	$460,000	18.1%
Kitchen and bath	638,000	14.8	685,000	17.7	(47,000)	(6.9)
OEM	396,000	9.2	420,000	10.9	(24,000)	(5.7)
Patio	256,000	6.0	218,000	5.6	38,000	17.4
Total	$4,295,000	100.0%	$3,868,000	100.0%	$427,000	11.0%

	Nine months ended September 30,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$10,204,000	70.4%	$8,270,000	67.2%	$1,934,000	23.4%
Kitchen and bath	2,181,000	15.0	2,056,000	16.7	125,000	6.1
OEM	1,235,000	8.5	1,295,000	10.5	(60,000)	(4.6)
Patio	888,000	6.1	685,000	5.6	203,000	29.6
Total	$14,508,000	100.0%	$12,306,000	100.0%	$2,202,000	17.9%

Fence and gate hardware sales continue to be the strength behind Nationwide’s growth, generating an 18.1% increase when comparing the three-month periods ended September 30, 2012 and 2011. This improvement is due primarily to the introduction of new products, as well as to expanded marketing efforts, which effectively has increased the size of its customer base. The increase in patio revenue is due in part to increased activity in the sale of foreclosed housing in Florida. Third quarter of 2012 OEM revenue decreased when compared to the same three month period in 2011, due primarily to significant pricing pressure along with a dwindling market and other factors. As fence and gate hardware continue to be the primary contributor to Nationwide’s revenue growth, we will continue to focus our attention on new product development and market expansion of this product line.

Nationwide’s revenue for the nine-month period ended September 30, 2012 increased 17.9% when compared to the same period in the prior year. Nearly 88% of this revenue growth was generated from its fence and gate hardware product line, which is due primarily to the introduction of new products, as well as to expanded marketing efforts, which effectively has increased the size of its customer base.   When comparing the nine-month periods ended September 30, 2012 and 2011, Nationwide increased its kitchen and bath product line revenue, due primarily to an enhanced product line of newer, higher quality products, as well as a slight improvement within the manufactured housing market. Patio revenue for the first nine months of 2012 increased when compared to the same period in 2011, due primarily to an increase in the sale of foreclosed housing, which tend to require repair / replacement of patio enclosures. With respect to its OEM product line, revenue continued to decline, primarily to significant pricing pressure, along with a dwindling market and other factors. As such, we continue to place less emphasis on this product line.

An analysis of the Company’s gross margins and gross profits for the three and nine-month periods ended September 30, 2012 and 2011:

	Three months ended September 30,		Increase (decrease)
	2012	2011	Amount		%
Tools	$4,355,000	$3,901,000	$454,000		11.6%
As percent of respective revenue	32.7%	34.9%	(2.2)	pts.
Hardware	$1,682,000	$1,468,000	$214,000		14.6%
As percent of respective revenue	39.2%	38.0%	1.2
Consolidated	$6,037,000	$5,369,000	$668,000		12.4%
As percent of respective revenue	34.3%	35.7%	(1.4)	pts.

	Nine months ended September 30,		Increase (decrease)
	2012	2011	Amount		%
Tools	$11,753,000	$11,149,000	$604,000		5.4%
As % of respective revenue	36.0%	36.7%	(0.7)	pts.
Hardware	$5,572,000	$4,823,000	$749,000		15.5%
As % of respective revenue	38.4%	39.2%	(0.8)	pts.
Consolidated	$17,325,000	$15,972,000	$1,353,000		8.5%
As % of respective revenue	36.7%	37.4%	(0.7)	pts.

	Three months ended September 30,		Increase (decrease)
	2012	2011	Amount		%
Florida Pneumatic	$2,660,000	$2,201,000	$459,000		20.9%
As % of respective revenue	28.7%	30.7%	(2.0)	pts.

Hy-Tech	$1,695,000	$1,700,000	$(5,000)		(0.3)%
As % of respective revenue	41.7%	42.4%	(0.7)

Total Tools	$4,355,000	$3,901,000	$454,000		11.6%
As % of respective revenue	32.7%	34.9%	(2.2)	pts.

	Nine months ended September 30,				Increase (decrease)
	2012	2011	Amount		%
Florida Pneumatic	$6,463,000	$5,971,000	$492,000		8.2%
As % of respective revenue	32.2%	33.4%	(1.2)	pts.

Hy-Tech	$5,290,000	$5,178,000	$112,000		2.2%
As % of respective revenue	42.0%	41.4%	0.6	pts.

Total Tools	$11,753,000	$11,149,000	$604,000		5.4%
As % of respective revenue	36.0%	36.7%	(0.7)	pts.

When comparing the third quarters of 2012 and 2011, gross margins generated by the Tools segment decreased 2.2 percentage points. However, as the result of improved revenue, gross profit increased $454,000. Specifically, gross margins at Florida Pneumatic decreased due primarily to the greater increase in its retail revenue, which generally provides lower margins than other product lines. Hy-Tech’s gross margin and gross profit declined slightly, mostly due to product mix.

When comparing the nine-month periods ended September 30, 2012 and 2011, the Tools segment gross margins declined 0.7 percentage points, while gross profit increased $604,000. Florida Pneumatic’s gross margin for the first nine months of 2012 decreased when compared to the same period in 2011, primarily due to the impact of the increase in the lower gross margin retail sales on its overall gross margin. However, during the nine-month period ended September 30, 2012, as the result of the increase in revenue, its gross profit improved by $492,000, compared to the same period a year ago. For the nine-month period ended September 30, 2012, Hy-Tech increased its gross margin and gross profit primarily through product mix, as well as through improved cost of manufacturing.

Gross margin during the third quarter of 2012 at Nationwide increased 1.2 percentage points, compared to the same period in 2011. The slight increase this quarter is due primarily to improved burden absorption. With improved revenue in the third quarter of 2012, and the modest improvement in gross margin, Nationwide increased its gross profit by $214,000 when compared to the same period in 2011. We believe it is likely that Nationwide’s costs of inventory will to continue to increase through the remainder of 2012.

During the nine-month period ended September 30, 2012, gross margin at Nationwide declined 0.8 percentage points. The most significant factor contributing to the slight decline in Nationwide’s nine month gross margin, were increases in overseas raw material costs, such as aluminum and copper magnets, as well as increased labor costs. However, as the result of an increase in Nationwide’s year-to-date revenue of $2,202,000, compared to the same period a year ago, its gross profit improved $749,000.

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, general corporate overhead and certain engineering expenses.

The Company’s SG&A during the third quarter of 2012 was $4,657,000, compared to $4,581,000 for the same three-month period in 2011. Stated as a percentage of revenue, SG&A for the three-month period ended September 30, 2012 was 26.4%, down from 30.4% during the same period in the prior year. Significant line items include: (i) an increase of $220,000 in compensation, which is comprised of base salaries and wages, performance-based bonus incentives as well as associated payroll taxes and employee benefits and (ii) certain variable expenses, which include commissions, freight out, warranty, advertising and promotional costs and travel and entertainment costs, increased an aggregate amount of $121,000. The increases noted above were partially offset by reductions in corporate overhead of $165,000, which includes such things as legal, accounting, insurance, and other corporate professional service fees, as well as depreciation and amortization of $54,000.

SG&A for the nine-month period ended September 30, 2012 was $14,093,000, compared to $13,458,000 incurred during the same period in 2011.  Stated as a percentage of revenue, SG&A for the first nine months of 2012 was 29.9%, compared to 31.5% during the same period in the prior year. As the result of increased revenue, variable expenses, which include commissions, freight out, warranty, advertising and promotional costs as well as travel and entertainment, increased an aggregate amount of $111,000. Compensation, which includes wages, associated payroll taxes and employee benefits and performance-based bonus incentives, which are driven primarily by net earnings, increased $609,000. Additionally, during the second quarter of 2012, the Company recorded a charge of $166,000 for estimated potential penalties, and related fees and expenses, in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period January 1, 2009 through June 19, 2012. The increases were partially offset by reductions in corporate overhead of $165,000, which includes such things as legal, accounting, insurance and other corporate professional service fees, and a decrease of $57,000 in rent and utilities, due in part to a new lease agreement covering the corporate offices in New York.

The tables below provide an analysis of the Company’s interest expense for the three and nine-month periods ended September 30, 2012 and 2011:

	Three months ended September 30,
	2012	2011	Increase (decrease)
Short-term borrowings	$47,000	$61,000	$(14,000)
Term loans, including Capex	78,000	89,000	(11,000)
Subordinated loans	1,000	21,000	(20,000)
Other	-	(1,000)	1,000

Total	$126,000	$170,000	$(44,000)

	Nine months ended September 30,
	2012	2011	Increase (decrease)
Short-term borrowings	$143,000	$249,000	$(106,000)
Term loans, including Capex	247,000	269,000	(22,000)
Subordinated loans	11,000	72,000	(61,000)
Other	-	(1,000)	1,000

Total	$401,000	$589,000	$(188,000)

The average balance of short-term borrowings during the third quarter of 2012 was $5,438,000, compared to $6,702,000 during the same three-month period in 2011. As a result, interest expense attributable to short-term borrowing decreased $14,000. Included in the Term Loans interest expense is interest attributable to Capex loans. The reduction of $11,000 consists of lower interest on the Term Loan of $16,000 offset by interest expense incurred in 2012 on Capex loans of $5,000. In 2011, the Company repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt during the third quarter of 2012, compared to $11,000 in the third quarter of 2011. In July 2012 the Company repaid $250,000 of Subordinated Loans (see below). The repayment of these Subordinated Loans reduced third quarter of 2012 interest expense to $1,000, compared to interest of $10,000 incurred in the third quarter of 2011.

Interest expense for the nine-month period ended September 30, 2012 decreased $188,000, compared to the same period in 2011.  The most significant item contributing to the reduction in interest expense was the reduction in our short-term revolver borrowings during the comparative periods. The average balance of short-term borrowings during the first nine months of 2012 was $6,065,000, compared to $8,375,000 during the same period in 2011. As a result, interest expense attributable to short-term borrowing decreased $106,000. Included in the Term Loans interest expense is interest attributable to our Capex loans. The reduction of $22,000 consists of lower interest on the Term Loan of $32,000 offset by interest expense incurred in 2012 on our Capex loans of $10,000. In 2011, the Company repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt during the nine-month period ended September 30, 2012, compared to $34,000 in the same period in the prior year. During 2011, the Company repaid $500,000 to an unrelated third party of Subordinated Loans. In July 2012 it repaid the remaining $250,000 of Subordinated Loans. The repayment of these Subordinated Loans reduced interest expense incurred during the first nine months of 2012 to $11,000, compared to interest of $38,000 incurred in the same period in 2011.

Based on our profitability for the year ended December 31, 2011 and for the nine-month period ended September 30, 2012, as well as our projected future sources of taxable income, we believe it is appropriate at this time to reduce the valuation allowance applied to our deferred tax assets. Therefore, as of September 30, 2012, we reduced our estimated valuation allowance on our deferred tax assets, which gave rise to income tax benefits of $2,302,000 and $2,252,000, respectively, for the three and nine-month periods ended September 30, 2012. As a result, our effective tax rates for the three and nine-month period ended September 30, 2012 are not directly correlated to the amount of our pretax income and are not comparable to the effective tax rate for the same periods in the prior year. We still maintain a full valuation allowance on certain state deferred tax assets.

OTHER INFORMATION

General. P&F Industries has scheduled a conference call for today, November 13, 2012, at 11:00 A.M., Eastern Time to discuss its third quarter of 2012 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing 866-796-3865, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 14, 2012.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These risks could cause the Company’s actual results for the 2012 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousand $)	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Cash	$312	$443
Accounts receivable - net	11,039	6,327
Inventories - net	18,752	18,588
Deferred income taxes - net	1,247	512
Prepaid expenses and other current assets	635	454
Assets of discontinued operations	23	23

Total current assets	32,008	26,347

Net property and equipment	11,256	10,766
Goodwill	5,150	5,150
Other intangible assets - net	1,852	1,950
Deferred income taxes – net	3,218	1,595
Other assets – net	624	778
Total assets	$54,108	$46,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,603	$5,648
Accounts payable	3,627	2,229
Accrued liabilities	4,325	3,338
Liabilities of discontinued operations	24	24
Current maturities of long-term debt	586	1,039

Total current liabilities	14,165	12,278

Long-term debt, less current maturities	4,994	4,861
Liabilities of discontinued operations	282	292

Total liabilities	19,441	17,431

Total shareholders' equity	34,667	29,155

Total liabilities and shareholders' equity	$54,108	$46,586

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three months ended		Nine months ended
	September 30,		September 30,
(In Thousand $)	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$17,622	$15,050	$47,180	$42,667
Cost of sales	11,585	9,681	29,855	26,695
Gross profit	6,037	5,369	17,325	15,972
Selling, general and admin expenses	4,657	4,581	14,093	13,458
Operating income	1,380	788	3,232	2,514
Interest expense	126	170	401	589
Income from continuing operations before income taxes	1,254	618	2,831	1,925
Income tax expense	(2,302)	57	(2,252)	57
Income from continuing operations	3,556	561	5,083	1,868
Income (loss) from discontinued operations (net of tax benefits of $16,000 for the three and nine-month periods ended September 30, 2012 and net of tax expense of $13,000 for the three and nine-month periods ended September 30, 2011)	11	667	(14)	639
Net income	$3,567	$1,228	$5,069	$2,507

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